Exhibit 3.1

COMPANIES LAW, 5759 - 1999

ARTICLES OF ASSOCIATION FOR THE MANAGEMENT OF

A LIMITED LIABILITY PUBLIC COMPANY

1.	Name of the Company
The name of the Company is: (in English): KAMADA LTD

2.	Objectives of the Company
The objective of the Company is to engage in any lawful activity.

3.	Interpretation
3.1	Words denoting the singular shall include the plural and vice versa; words denoting the masculine shall include the feminine and vice versa.

3.2	Unless special definitions for specific terms are included in these Articles, any word or term in these Articles shall be attributed the meaning designated for them in the Companies Law 5759 – 1999 (in these Articles: "Companies Law"), unless such meaning will contradict the written subject or the content thereof.

3.3	To dispel any doubt, matters that are provided for in the Companies Law such that their provision may be stipulated in the Articles of Association and these Articles do not make any contrary reference to them other than in respect to the provisions set forth in the Companies Law - the Companies Law shall apply to them.

4.	Business
The Company is entitled, at any time, to engage in any industry, or type of business that it is authorized expressly or implicitly to engage in pursuant to Article 2 above. Likewise the Company is entitled to cease its engagement in these businesses regardless of whether it started to do business in said industry or type of business or not.

5.	Official Office
The official office of the Company shall be the address to be determined from time to time by the Board of Directors, or by one who has been authorized by the Board of Directors for such purpose.

6.	Share Capital of the Company and Rights Attached to the Shares
6.1	The authorized capital of the Company is NIS 60,000,000 divided into 60,000,000 Ordinary Shares of a nominal value of NIS 1 each.

6.2	The ordinary shares shall confer upon their holders -

6.2.1	An equal right to receive notices of general meetings of the Company, to participate and vote in the general meetings of the Company, both in regular or extraordinary meetings, and each share of the Company entitles its holder, who is present at a meeting and participates in the vote, by himself, through an agent or through a voting instrument, to one vote;

6.2.2	Equal rights to participate in the distribution of dividends, in cash or by way of bonus shares, in the distribution of assets or any other distribution, according to the pro rata share of the nominal value of the shares held by them;

6.2.3	Equal right to participate in the distribution of surplus assets of the Company at its dissolution on a pro rata basis according to the nominal value of the shares held by them.

7.	Limited Liability
The shareholders liability for debts of the Company shall be limited to the full amount (nominal value together with the premium) which they were required to pay to the Company for the shares which is still outstanding.

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8.	Joint Shares and Share Certificates
8.1	If two or more persons are registered in the Shareholder Register as joint owners of a share, each person may give a binder receipt for any dividend or other monies relating to the share.

8.2	A shareholder registered in the Shareholder Register is entitled to receive from the Company, free of charge, within a period of three months after the issuance or registration of the transfer, one share certificate on which is imprinted all the shares registered in his name listing the number of the shares. If a share is jointly owned, the Company will issue one share certificate for all of the owners of the share, and the delivery of this share certificate to any of the joint owners of the share shall be deemed as delivery to all the owners.

8.3	Each share certificate shall bear the signature of at least one director or any other person authorized to do so by the Board of Director, together with the Company stamp or its printed name.

8.4	A share certificate that has been destroyed, defaced or lost may be replaced upon the furnishing of proof and guarantees as required by the Company from time to time.

9.	Relief of the Company for Shares Not Fully Paid Up
9.1	If a shareholder fails to pay the consideration which he undertook to pay for his shares, in whole or in part, on time and under the terms of the issuance of the shares and/or the demand for payment as set forth in Article 9.2 herein, the Company may, upon a decision by the Board of Directors, forfeit such shares in respect to which their payment is outstanding. Forfeiture of shares shall take place only after the Company has sent the shareholder written notice of its intention to forfeit the shares within at least 7 days from the date of receipt of the notice if payment is not made within the period of time so specified in the notice.

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The Board of Directors may at any time prior to the date on which the forfeited share is sold, reissued or transferred in another manner, revoke the forfeiture under such terms as they deem fit.

Shares that are forfeited shall be held by the Company as dormant shares or shall be sold to another.

9.2	If, under the terms of issuance of shares no date is designated for payment of any installment of the price that must be paid for the shares, the Board of Directors may from time to time, require payment from the shareholders for the outstanding monies not yet paid for the shares held by them and each shareholder shall be bound to pay the Company the required sum at the time so designated, provided that 14 days advance notice is received regarding the date and place where payment is to be made ("Call for Payment"). The notice shall specify that non payment at or prior to the designated time, at the specified location, may cause a forfeiture of such shares in respect to which a call for payment has been made. A Call for Payment may be revoked or deferred to another time, as the Board of Directors decides.

9.3	In the absence of any other determination in the terms of issuance of the shares, a shareholder shall not be entitled to receive dividends or exercise any right as a shareholder for any shares that have not yet been fully paid.

9.4	Persons who are joint owners of a share shall be jointly and severally liable for payment of the sums owed to the Company for the share.

9.5	Nothing in this Article 9 shall derogate from any other action to be taken by the Company against a shareholder who fails to pay his debt to the Company in respect to his shares.

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10.	Transfer of Shares
10.1	Any transfer of shares that is listed in the Shareholders Register in the name of a registered shareholder, including a transfer by the nominee company or to it, shall be made by a share transfer deed in the language customary for this matter in Israel or any other version authorized by the Board of Directors or any person so authorized by it for this purpose. A share transfer deed shall be signed personally, by the transferor and the transferee by themselves or through their attorneys, along with the signature of witnesses authenticating their signatures.

10.2	Prior to the registration of any said transfer of shares in the Shareholder Register, the abovementioned share transfer deed shall be submitted to the Company at its registered address or any other place that the Board of Directors or a person designated by the Board of Directors shall so designate for this purpose, along with the share certificates that are being transferred (if issued) and any other evidence required by the Company regarding the proprietary right of the transferor of his right to transfer the shares and the authority of the transferor's attorney or the transferee's attorney to sign on behalf of the transferor or transferee on the share transfer deed (if so signed by an attorney).

10.3	The Company shall be entitled to charge a reasonable fee for the registration of the transfer, in an amount designated by the Board of Directors from time to time, taking into account the circumstances of the matter.

10.4	In accordance with the provisions of the Companies Law, a transfer of shares shall not be registered in the Shareholder Register unless the Company has been sent a transfer deed, the share certificate and the required evidence as stated above, and the Company has been paid the sum that was designated, if at all designated, for registration of the transfer; the transferor shall continue to be deemed the owner of the transferred shares until the registration of the transferee as the holder of the transferred shares in the Shareholder Register.

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10.5	The Company may close the Shareholder Register for a period of time that shall be determined by the Board of Directors provided that it does not exceed, in aggregate, 30 days per year. When the Shareholder Register is closed, no share transfers may be registered.

10.6	Subject to these Articles or the terms of the issuance of the shares of any class, any fully paid up share may be transferred without requiring approval of the Board of Directors.

10.7	If the Company refuses to approve a transfer of shares, it shall notify the transferor of such no later than one month from the date it received the share transfer deed.

10.8	Share transfer deeds that are registered in the Shareholder Register shall remain with the Company. Any share transfer deed that the Company refused to register in the Shareholder Register shall be returned to the person who submitted it, upon his request.

10.9	Subject to the provisions of the Companies Law and these Articles, if it is proved to the satisfaction of the Company and by the means designated by it, that the legal conditions for assignment of the right to the shares registered in the Shareholders Register in the name of a registered shareholder exist, the Company shall recognize the assignee and him only, as the holder of the rights to such shares.

10.10	Notwithstanding the above, upon the death of one or more individuals who are registered as joint owners of shares registered in their name in the Shareholder Register, the Company shall recognize the remaining registered owners who are alive, and them only, as the owners of those shares.

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10.11	Subject to the provisions of these Articles, the Company shall change the ownership of shares in the Shareholder Register if an order of the court instructing it to amend the Shareholder Register has been delivered to it, or if it has been proven to the Company, to its satisfaction and by the means designated by it, that the conditions in the law for assignment of the shares have been satisfied, and the Company shall not recognize the right of a person to shares prior to him proving his right to them as explained above.

10.12	Without derogating from the above, the Company may refuse to change the registration of the ownership of shares in the Shareholder Register or may defer it, as it would have been entitled to do, if the registered shareholder had by himself transferred the share, prior to the assignment of the right.

10.13	Subject to the provisions of the Companies Law and the provisions of these Articles, a person who becomes entitled to a share, shall be entitled to transfer the shares as though the registered owner of the share himself was allowed, prior to the assignment of the right.

10.14	The Company may destroy share transfer deeds following the expiration of seven years from the date of the registration in the Shareholder Register, and the Company may destroy share certificates that were revoked, after the expiration of seven years from their revocation, and there shall exist a prima facie presumption that all of the share transfer deeds and certificates that were destroyed were fully valid and that the transfers, revocations and registrations, as appropriate, had been lawfully carried out.

11.	Change of Capital
11.1	The general meeting may increase the authorized share capital of the Company by creating new shares of an existing or new class of shares, as decided by the general meeting.

11.2	The general meeting may cancel the unissued authorized share capital provided that the Company has no obligation including a contingent obligation, to issue the shares.

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11.3	The general meeting may, subject to the provisions of any law:

11.3.1	Consolidate and re-divide its share capital, or any part thereof, into shares of a per share nominal value that is greater than the per share nominal value of its existing shares.

11.3.2	Divide, by a re-division of the existing shares, in whole or in part, its share capital, in whole or in part, into shares of a per share nominal value that is smaller than the per share nominal value of its existing shares.

11.3.3	Reduce the share capital and any capital redemption reserve fund in the manner and under the terms and with the approval required by the Companies Law.

11.3.4	Divide, by a re-division of the existing shares, the existing shares, in whole or in part, into shares of different, new and/or existing classes, with the same priority rights, preferred rights, preferential rights, exceptions, restrictions, classes, changes of rights, absence of rights and deferred rights as the resolution shall determine.

12.	Change of Rights of Share Classes
12.1	At any time when the share capital is divided into different classes of shares, the Company may, by a resolution adopted by a meeting of the shareholders, by an ordinary majority, unless the terms of issuance of the particular class of shares stipulates otherwise, cancel, convert, expand, add, reduce, amend or change in another manner the rights of a class of shares of the Company, provided that the resolution was approved at a general meeting for shareholders of that particular class, by regular majority, or - if otherwise stipulated in the terms of issuance of a particular class of shares of the Company - as stipulated in the said terms of issuance, and subject to relevant law.

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12.2	The provisions determined in these Articles regarding shareholders meetings shall apply, mutatis mutandis, to all meetings of a class, provided that a legal quorum in a meeting of a class shall be present at the time that they are present either in person or by proxy, one or more shareholders who together hold at least twenty five percent of the number of shares issued of the particular class. If no said legal quorum exists within one half hour from the time designated for the commencement of the meeting, the meeting of the class shall be adjourned for one week, to the same day of the week, the same time and same place, or to a later date or another place if so stated in the notice of the meeting, and at the adjourned meeting, a legal quorum shall be the number of participants therein notwithstanding the number of shares held by them.

12.3	The rights conferred upon shareholders or holders of a class of shares, that were issued, whether with ordinary rights, preferred rights or other special rights, shall not be deemed as having been converted, reduced, impaired or altered in another manner by the creation or issuance of additional shares of any class, whether of equal class, or of a different class or preferred class, nor will they be considered as having been converted, reduced, impaired or altered in another manner, by an alteration of the rights attached to shares of another class, unless expressly stipulated otherwise in the terms of the issuance of the shares.

13.	Issuance of Other Shares or Securities
13.1	The Company may issue shares and other securities which are convertible or may be exercised into shares, as the Board of Directors determines, limited to the authorized share capital of the Company; for this purpose, convertible securities or securities that are exercisable into shares, shall be considered as having been converted or exercised on the date of their issuance. Without derogating from the generality of the foregoing, the Company may issue other shares and securities, as stated above, grant preferred rights, including options, for their purchase, or in any other manner to such persons, at such times, at the prices and under such terms and in accordance with any other provision associated thereto, including, provisions regarding the methods for distributing the shares and securities issued by the Company, among their purchasers, including in the case of oversubscription, all – as the Board of Directors decides.

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13.2	Without derogating from the foregoing generalities, and subject to the provisions of the Companies Law and these Articles, the Board of Directors may determine that the purchase price for the shares shall be paid in cash or in specific assets, including securities or in any other manner it deems fit, or that the shares will be issued as bonus shares or issued for their nominal value or for a greater value, individually or by a series of shares, all pursuant to such terms and at such times determined by the Board of Directors, in its discretion.

14.	Redeemable Securities
Subject to the provisions of the Companies Law, the Company may issue redeemable securities under such terms and in such manner as determined by the Board of Directors in its discretion.

15.	Registers
15.1	The Company shall maintain a Shareholder Register as required by the Companies Law. Subject to the provisions of the Companies Law, upon registration in the Shareholder Register, the registered shareholder will be deemed the owner of the shares registered in his name, even if a share certificate has not been issued for those shares.

15.2	The Company will maintain a Register for substantial shareholders, as required by the Companies Law.

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15.3	The Company may maintain another Shareholder Register outside of Israel under the terms established for this matter in the Companies Law.

15.4	The Company will maintain a register of bond holders and holders of convertible securities of the Company, and the provisions of these Articles relating to shares shall apply to these convertible shares, in respect to the registration in a register, the issuance of certificates, replacement of certificates, transfer and assignment, mutatis mutandis, all subject to the terms of issuance of the securities.

16.	General Meetings

Resolutions of the Company in the following matters shall be adopted by the general meeting:

16.1	Changes to the Articles of Association;

16.2	Exercise of the powers of the Board of Directors where the Board of Directors is prevented from fulfilling its position, as stated in clause 52(a) of the Companies Law;

16.3	Appointment of the Company auditor and the termination of his employment;

16.4	Appointment of directors, including external directors, and their dismissals;

16.5	Approval of actions and transactions requiring approval of the general meeting under the Companies Law or any other law;

16.6	Increase of the authorized share capital and its reduction;

16.7	Any other resolution that under the Companies Law must be adopted by a general meeting.

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17.	Convening General Meetings
17.1	General meetings shall be convened at least once a year at the place and time determined by the Board of Directors but no later than 15 months after the previous general meeting. These general meetings shall be called "annual meetings". The other meetings of the Company shall be called "extraordinary meetings".

17.2	The agenda at the annual meeting shall include deliberation of reports by the Board of Directors and of the financial statements as required by law. The general meeting shall appoint an auditor and shall appoint the directors in accordance with these Articles and shall discuss all other matters which must be discussed in the annual meeting of the Company by these Articles and by the Law, as well as any other matter determined by the Board of Directors.

17.3	The Board of Directors may convene an extraordinary meeting by a resolution of the Board of Directors and must convene a general meeting if it receives a written demand to do so by each of the following ("Demand to Convene"):

17.3.1	Two directors or a quarter of the directors then serving; and/or

17.3.2	One or more shareholders, who hold(s) at least five percent of the issued capital and at least one percent of the voting rights in the Company; and/or

17.3.3	One or more shareholders who hold(s) at least five percent of the voting rights in the Company.

17.4	Any demand to convene must specify the objectives in respect to which the meeting should be called and it shall be signed by the persons requesting the meeting and delivered to the registered office of the Company. The demand may consist of a number of identical documents each one signed by one or more requesting individuals.

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17.5	The Board of Directors that is requested to convene an extraordinary meeting will convene such a meeting within twenty one days from the date the Demand to Convene was submitted for a date that will be specified in the invitation and subject to any relevant law.

17.6	If the Board of Directors fails to convene an extraordinary meeting requested under Article 17.3 above, the requesting individual may, and if they are shareholders - even some of them who hold more than half of the voting rights, convene the meeting on his own, provided that it is not convened more than three months from the date such demand was submitted, and it shall be convened, insofar as possible, in the same manner that meetings are convened by the Board of Directors.

17.7	The agenda of a shareholders meeting shall be determined by the Board of Directors and shall also include topics for which an extraordinary meeting was demanded to be convened under Article 17.5 above as well as matters that were requested as set forth in Article 17.8 below.

17.8	One or more shareholders who hold(s) at least one percent of the voting rights in a shareholders meeting may ask the Board of Directors to include a topic on the agenda of a shareholders meeting to be convened in the future, provided that the topic is suitable for discussion at the shareholders meeting.

17.9	A demand as set forth in Article 17.8 shall be submitted in writing to the Company at least seven days prior to the provision of notice of the convening of a shareholders meeting, and shall attach to it the form of the proposed resolution by the shareholders.

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17.10	Notice of a shareholders meeting shall be publicized in at least two daily newspapers with a broad readership, which are published in the Hebrew language.

17.11	Other than notice of a shareholders meeting as set forth in Article 17.10, the Company shall not be obliged to deliver notice of a shareholders meeting to registered shareholders or to non-registered shareholders.

17.12	Notice of a shareholders meeting shall specify the place, date and time of the meeting and shall include the agenda as well as a brief summary of the proposed resolutions and any other description required by law.

17.13	The Board of Directors, in its decision to convene a meeting, may determine the nature of the description of the matters to be included on the agenda of the meeting, which will be delivered to those shareholders entitled to participate in the meeting, all according to the discretion of the Board of Directors and subject to the provisions of the Companies Law.

17.14	Without derogating from the powers of the Board of Directors as set forth in this Article 17, and without derogating from the generality of the provisions of these Articles regarding the transfer of powers by the Board of Directors, the Board of Directors may transfer its powers as stated above in this Article 17, to a committee of the Board of Directors and/or an office holder in the Company, whether for the purpose of a particular shareholders meeting or for a period of time.

17.15	A defect made in good faith in the convening of a general meeting or in the management thereof, including a defect resulting from the non-satisfaction of a provision or term that was fixed by law or in these Articles, including in the manner of the convening of the general meeting or its management, shall not invalidate any resolution adopted by the general meeting and shall not render defective the discussions that took place in it, subject to the provisions of the law.

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18.	Proceedings in the General Meetings
18.1	Proceedings in the general meeting shall not commence until a legal quorum is present at the start of the proceedings. A legal quorum shall be the presence of at least two shareholders who hold at least twenty five percent of the voting rights (including presence through a proxy or voting instrument) within half an hour from the time the meeting was designated to start.

18.2	If a legal quorum is not present after half an hour from the time the general meeting was designated to start, the meeting shall be adjourned for one week, to the same day, same time and place or to a later date if specified in the invitation to the meeting or notice of the meeting without the need for an additional notice ("Adjourned Meeting").

18.3	A quorum in an Adjourned Meeting shall be the number of its participants.

18.4	The chairman of the Board of Directors shall serve as chairman of the general meeting. If the chairman of the Board of Directors is absent from the meeting within 15 minutes from the time designated for the meeting or if he refuses to sit as chair of the meeting the chairman shall be elected by the general meeting.

18.5	A general meeting in which a quorum is present may decide to adjourn the meeting to another date and place that it shall determine, and in such case, notices and invitations to the Adjourned Meeting shall be delivered according to Article 17.10 above.

19.	Voting in the General Meeting
19.1	A shareholder who wishes to vote in a shareholders meeting shall prove his ownership of the share to the Company. Without derogating from the foregoing, the Board of Directors may fix provisions and procedures regarding the proof of ownership of Company shares.

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19.2	A shareholder of the Company may vote at general meetings in person or by proxy or voting instrument.

19.3	Shareholders entitled to participate and vote at the general meeting are those who are shareholders on the date that shall be determined by the Board of Directors in its resolution to convene a general meeting, and subject to the law.

19.4	In the general meetings of the Company, each share shall be entitled to one vote. Each shareholder shall have the number of votes in accordance with the number of shares held by him for each vote.

19.5	A resolution of a general meeting shall be adopted by an ordinary majority unless another majority is designated in the Companies Law or these Articles.

19.6	A declaration by the chairman of the meeting that a resolution was unanimously adopted or adopted by a specific majority, or that it was rejected or was not adopted by a specific majority, shall be prima facie evidence of the accuracy of the declaration.

19.7	In a tie, the chairman of the meeting shall not have a decisive or additional vote and the resolution that was put to a vote shall be rejected.

19.8	Shareholders of the Company may, in respect to any matter on the agenda of the meeting, vote in the general meeting (including a meeting of a class) by way of a voting instrument, provided that the Board of Directors, subject to the law, has not in its resolution to convene the meeting, negated the possibility of voting by way of a voting instrument on that issue.

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19.9	If the Board of Directors prohibits the use of a voting instrument, such prohibition shall be specified in the notice of the convening of the meeting pursuant to Article 17.10 above.

19.10	A shareholder may specify the manner in which he wishes to vote in the voting instrument and deliver it to the Company until the start of the meeting. A voting instrument in which a shareholder specified his manner of voting, which reaches the Company by the start of the meeting (including an Adjourned Meeting) shall be deemed as been present at the meeting for purposes of establishing a quorum under Article 18.1 above.

19.11	The appointment of a proxy shall be in writing signed by the appointer. A corporation shall vote through its representatives appointed by an instrument that is duly signed by the corporation.

19.12	A vote in accordance with a power of attorney shall be lawful even if prior to said vote the appointer died or became legally incompetent, dissolved, was declared bankrupt, or the instrument of appointment was revoked or the share in respect to which the instrument was given was transferred, unless a written notice to the office was received prior to the meeting that the shareholder died, became incompetent, was dissolved, was declared bankrupt, or the appointment instrument was revoked or the share was transferred as stated.

19.13	The instrument of appointment of a proxy and power of attorney or a copy certified by an attorney shall be deposited at the official office of the Company at least forty eight (48) hours prior to the time designated for the meeting or the Adjourned Meeting at which is intended for the person mentioned in the instrument to vote.

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19.14	A shareholder of the Company is entitled to vote in meetings of the Company through a number of proxies to be appointed by him, provided that each proxy is appointed for different portion of the shareholder's shares. Nothing shall prevent each said from voting in meetings of the Company in different ways.

19.15	If a shareholder is legally incompetent, he may vote through a member of his trustees, the receiver of his property, his natural guardian or another legal guardian and they may vote in person or by proxy or by a voting instrument.

19.16	If two or more persons are the joint owners of a share, in a vote on any matter the vote of the first person listed in the Share Registry with respect to that share, either in person or by proxy, and he is the one entitled to give the Company the voting instruments.

19.17	A proposed resolution presented for a vote at the general meeting shall be resolved by a show of hands, unless a secret ballot is requested by any one member (by himself or by his power of attorney) whether or not the demand came before or after the results of the vote were known, and when there is no demand for a secret ballot, then a declaration by the Chairman that the resolution passed by a show of hands or unanimously or by a specific majority or that it failed and a note recorded in this matter in the Book of Minutes of the Company, shall serve as decisive proof of this fact and there will be no need to prove the number of votes or the total votes that were given for or against the proposed resolution.

19.18	If a secret ballot is required by law the vote shall be made as the Chairman instructs and the results of the ballot shall be deemed a resolution of the meeting in which the secret ballot was requested.

20.	The Board of Directors
20.1	The Board of Directors shall determine the policy of the Company and shall supervise the performance of the duties of the General Manager and his activities. A power of the Company that was not delegated by the Companies Law or by these Articles to another organ, may be exercised by the Board of Directors.

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20.2	The Board of Directors shall have all the authorities and powers conferred upon it by these Articles, by the Companies Law and by relevant law.

20.3	Without derogating from the provisions of these Articles, the Board:

20.3.1	Shall determine the operating plans of the Company, the principles of funding the plans and the order of preference among them;

20.3.2	Will examine the financial situation of the Company, and will set the credit limit that the Company is allowed to obtain;

20.3.3	Will determine the organizational structure and wage policies of the Company;

20.3.4	May resolve to issue a series of Company bonds;

20.3.5	Is responsible for the preparation of the Company's financial statements and the approval thereof and to bring them before the annual meeting, as set forth in clause 171 of the Companies Law;

20.3.6	Will report to the annual meeting about the state of affairs of the Company and its business results, as set forth in clause 173 of the Companies Law;

20.3.7	Will appoint the General Manager of the Company and may resolve to dismiss him;

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20.3.8	Will decide on the activities and transactions which require its approval pursuant to these Articles or pursuant to clauses 255 and 268 to 275 of the Companies Law;

20.3.9	May resolve to issue shares and securities convertible into shares until the limit of the authorized share capital of the Company;

20.3.10	May resolve to distribute dividends or bonus shares, as warranted, by the Company;

20.3.11	May decide on an "acquisition" according to the meaning ascribed in clause 1 of the Companies Law, from all shareholders or some of them, as it chooses;

20.3.12	Will give its opinion on a special acquisition offer, as set forth in clause 329 of the Companies Law;

20.3.13	Will determine the minimum number of directors needed on the Board of Directors, who must be accounting and financial experts, under such meaning in clause 240 of the Companies Law; the minimum number shall be set by taking into account, inter alia, the type of company, its size, scope and complexity of its operations, and subject to the total number of directors in the Company, pursuant to clause 219 of the Companies Law.

The powers of the Board of Directors pursuant to this clause may not be delegated to the General Manager.

20.4	An authority of the Company that was not delegated by the Companies Law or by these Articles to another organ, may be exercised by the Board of Directors.

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20.5	The Board of Directors may decide that the powers conferred on the General Manager will be transferred to the authority of the Board – for a specific matter or for a specific time frame. Without derogating from the foregoing, the Board of Directors may instruct the General Manager how to act in a specific matter. If the General Manager does not comply with the instruction, the Board of Directors may exercise the necessary authority to implement the instruction in his place; if the General Manager is prevented from exercising his authorities, the Board of Directors may exercise them in his place.

20.6	Subject to the provisions of the Companies Law, the Board of Directors may delegate its powers to the General Manager, an officer of the Company or another person. The delegation of the authority of the Board, may be for a specific matter or for a specific time frame, at the discretion of the Board.

21.	Appointment of the Board of Directors and Termination of Office
21.1	The number of directors in the Company (including external directors) shall be determined from time to time by the annual general meeting, provided that it is not less than five and no more than nine directors.

21.2	The Company directors shall be elected by the annual meeting and/or by an extraordinary meeting, and shall serve in their capacity until the expiration of the next annual meeting or until they cease to serve as directors pursuant to the provisions of these Articles. If at a general meeting of the Company, the minimum number of directors is not elected as specified in the Articles, the directors who served until the said meeting shall continue to serve, until their replacement by the general meeting of the Company.

21.3	Further to Article 21.2 above, the Board of Directors may appoint a director in the place of a director whose position was vacated and/or as an addition to the Board of Directors, subject to the maximum number of directors as set forth in Article 21.1 above. The appointment of a director by the Board of Directors shall be valid until the next annual meeting or until such director ceases to function pursuant to the provisions of these Articles.

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21.4	A director, whose term of office has expired, may be reelected.

21.5	A director's service shall commence from the date of his appointment by the annual meeting and/or the extraordinary meeting and/or the Board of Directors or from another date if such date was designated in the resolution of his appointment by the annual meeting and/or the extraordinary meeting and/or the Board of Directors.

21.6	The Board of Directors shall elect one of its members as a chairman of the Board of Directors. If a chairman is not elected or if the chairman is not present within 15 minutes after the time designated for a meeting, the directors present shall elect one of those present among them to serve as chairman at that meeting, and the director selected shall conduct the meeting and shall sign the minutes of the meeting.

21.7	The chairman of the Board of Directors shall not serve as the General Manager of the Company unless the terms listed in clause 121(c) of the Companies Law are satisfied.

21.8	The general meeting may remove any director from his position prior to the expiration of his term of office, whether the director was appointed by the meeting by virtue of Article 21.2 above or whether the director was appointed by the Board of Directors by virtue of Article 21.3 above, provided that the director was provided with reasonable opportunity to state his position before the general meeting.

21.9	If a vacancy opens on the Board of Directors, the remaining directors may continue to act so long as their number does not drop below the minimum number of directors designated by these Articles. If the number of directors drops below the minimum number so designated, the remaining directors may act only to fill the vacancy left by the director under Article 21.3 or in order to convene a general meeting of the Company, and until the convening of the general meeting, they may act to manage the urgent affairs of the Company.

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21.10	Subject to the provisions of the Companies Law, the Company may compensate directors for their service as directors.

21.11	Each member of the Board of Directors may, with the consent of the board, appoint for himself a substitute (hereinafter an "Substitute Director") provided that the substitute director shall not be a person who has already been appointed as a Substitute Director for another director and/or who already serves as a director in the Company.

21.12	The appointment or termination of service of a Substitute Director shall be made by a written instrument signed by the director who appointed him, however, in any event, the office of a Substitute Director shall be terminated if any of the instances enumerated in the clauses of Article 21.14 herein become applicable to him or if the office of the member of the Board of Directors for whom he serves as an alternate is vacated for any reason whatsoever.

21.13	A Substitute Director shall be treated in the same manner as a director and is governed by all the provisions of the law and these Articles, other than the provisions regarding appointment and/or dismissal of a director stipulated in these Articles.

21.14	The office of a director shall be vacated in any one of the following instances:

21.14.1	He resigned from his office by a letter signed by him that was submitted to the Company specifying the reasons for his resignation;

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21.14.2	He was removed from office by the general meeting;

21.14.3	He was convicted of a crime as stated in clause 232 of the Companies Law;

21.14.4	Pursuant to a decision of the court, as stated in clause 233 of the Companies Law;

21.14.5	He was declared legally incompetent;

21.14.6	He was declared bankrupt, and if a corporation - a decision was made to voluntarily wind up or a liquidation order was issued.

22.	External Directors
At least two external directors shall serve the Company, and the provisions specified in the Companies Law in respect of this matter shall be in effect.

23.	Meetings of the Board of Directors
23.1	The Board of Directors shall convene a meeting according to the needs of the Company and at least once every three months.

23.2	The chairman of the Board of Directors may convene the Board of Directors at any time. Moreover, the chairman of the Board of Directors will convene a meeting in the following instances:

23.2.1	Upon demand of two directors, however if at such time the Board of Directors consists of five members or less - upon demand of one director;

23.2.2	Upon demand of one director if he specifies in his demand to convene the board that he was informed of a matter pertaining to the Company that was discovered by him that allegedly constitutes a breach of the law or violation of proper business governance;

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23.2.3	A notice or report by the General Manager which requires action by the Board;

23.2.4	The auditor notified the chairman of the Board of Directors of material defects in the accounting audit of the Company.

23.3	Notice of a board meeting shall be delivered to all board members at least three (3) days prior to the convening of the meeting of the Board of Directors. The notice shall be delivered to the director in accordance with the provisions of Article 43.1 herein, and shall specify the date of the meeting and the place where it will be convened, as well as a reasonable description of all the subjects on the agenda.

23.4	Notwithstanding the above, the Board of Directors may convene a meeting without notice with the consent of all the directors.

23.5	A quorum for a meeting of the Board of Directors shall be a majority of the members of the Board of Directors serving at the time of the meeting. If a quorum is not present within one half hour from the time designated for the meeting of the Board of Directors, the meeting shall be adjourned to a later date to be decided by the chairman of the Board of Directors, or in his absence, the directors who were present at the convened meeting, provided that notice of the Adjourned Meeting is provided to the directors three (3) days in advance. The quorum for an Adjourned Meeting is the number of participants at the meeting. Notwithstanding the foregoing, the quorum needed to deliberate and adopt resolutions on the Board of Directors regarding the termination or suspension of the duties of the internal auditor is a majority of the members of the Board of Directors.

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23.6	The Board of Directors may convene meetings by any means of communication, provided that all the directors participating can hear one another simultaneously.

23.7	The Board of Directors may adopt resolutions without actually convening a meeting provided that all the directors entitled to participate in the deliberations and vote on the matter proposed for resolution consent to such. If such decisions were adopted as stated in this Article, minutes of the resolutions will be written, including the resolution not to convene a meeting, and the chairman of the Board of Directors shall sign the minutes.

24.	Voting on the Board of Directors
24.1	Each director shall have one vote for every resolution put to vote before the Board of Directors.

24.2	Resolutions of the Board of Directors shall be adopted by a majority of votes. The chairman of the Board of Directors shall not have an additional or conclusive vote and in the event of a tied vote the resolution put to a vote shall be rejected.

25.	Committees of the Board of Directors
25.1	The Board of Directors may establish committees and appoint members of the Board of Directors to serve on them (hereinafter - "Committee of the Board of Directors"). If committees of the Board of Directors are established, the Board of Directors shall determine, in the terms of the powers of the committee, if the Committee of the Board of Directors should be delegated certain authorities of the Board of Directors so that a resolution by the Committee of the Board of Directors will be deemed a resolution taken by the Board of Directors or if a resolution of a Committee of the Board of Directors shall be considered as a recommendation only subject to approval by the Board of Directors, provided that a committee shall not be delegated powers to adopt resolutions in the matters of appointments pursuant to clause 112 of the Companies Law. A person who is not a director shall not serve on a committee to which the Board of Directors delegated its authorities. A person who is not a director may serve on an advisory committee.

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25.2	The provisions on these Articles with respect to matters relating to meetings of the Board of Directors and the voting thereat shall apply to meetings and deliberations of any Committee of the Board of Directors that is comprised of two or more members, , mutatis mutandis, subject to resolutions by the Board of Directors relating to the proceedings in meetings of the committee (if such resolutions exist).

26.	Audit Committee
26.1	The Board of Directors of the Company shall appoint an audit committee from among its members. The number of members in the audit committee shall not be less than three and all of the external directors shall be members thereof. The chairman of the Board of Directors, or any director who is employed by the Company or provides the Company with services on a regular basis and/or a controlling shareholder or his relative, shall not be appointed as a member of the committee.

26.2	The duties of the audit committee are:

26.2.1	To expose flaws in the business management of the Company, inter alia, by consulting with the internal auditor of the Company or with the accountants, and to recommend to the Board of Directors ways to rectify the flaws;

26.2.2	To decide whether to approve acts and transactions requiring the approval of an audit committee pursuant to the Companies Law.

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27.	Minutes
27.1	The Board of Directors shall cause minutes to be made of the proceedings in Board of Directors meetings in which, inter alia, the names of the participating directors and others who are present, the matters discussed and the resolutions adopted in each meeting of the Board shall be recorded. All such minutes shall be signed by the chairman of the Board or by the chairman of the meeting, as warranted. Minutes that are approved and signed shall serve as prima facie proof of their contents.

27.2	The provisions of Article 27.1 above shall apply to the meetings of all Committees of the Board of Directors and the adoption of resolutions by the Board of Directors when it does not convene.

28.	The General Manager
28.1	The Board of Directors shall appoint one or more General Managers. The General Manager shall be responsible for the regular management of the affairs of the Company within the framework of the policy set by the Board of Directors and subject to its directives.

29.	Obtaining Credit and Providing Guarantees and Bonds
29.1.	The Company may from time to time obtain credit in any amount and secure its repayment in any manner, as well as give guarantees, debentures and sureties of any kind, - as decided by the Board of Directors in its discretion;

29.2	Obtain credit in an amount and under such terms as decided by the General Manager or the person who is authorized for such purpose, at such credit limits and with such securities as determined by the Board of Directors;

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29.3	Issue bonds, capital notes or letters of undertaking, including debentures, capital notes or letters of undertaking which are convertible or which may be exercised into shares, whether in a series or not, and to pledge its assets, in whole or in part, whether for the present or the future, by a floating charge or a fixed charge - all as decided by the Board of Directors in its discretion and under the terms it deems fit. Debentures, capital notes, letters of undertaking, or other securities, as stated above, may be issued at discount, at a premium, or in any other manner, with deferred rights or with special rights or preferential rights or other rights, all as determined by the Board of Directors in its discretion.

30.	[Revoked]

31.	Participation in Liquidation
In the event of liquidation of the Company, the surplus assets shall be distributed on a pro rata basis to the sum that was paid up or eligible to be paid up on the nominal value of the shares. The Company shares have equal rights among them in respect to the capital amounts that were paid or deemed to have been paid on the nominal value of the shares in all matters related to the return of the capital and participation in the distribution of the surplus assets of the Company in a dissolution subject to the special rights of shares if shares with special rights were issued.

32.	Validity of Actions and Approval of Transactions
Subject to the provisions of the law, all acts taken by the Board of Directors or by a Committee of the Board of Directors or by any person acting as a director or a member of a Committee of the Board of Directors or by the General Manager, shall be valid even if subsequent to such act, a defect in the appointment of the Board of Directors, the Committee of the Board of Directors, a director, a member of a committee or the General Manager, as applicable, is discovered, or if one of said office holders was disqualified from functioning in his position.

33.	Exemption, Insurance and Indemnification
33.1	The Company may exempt in advance an office holder of the Company from liability, in whole or in part, for damages resulting from a breach of his duty of care towards the Company. Nevertheless, the Company may not exempt in advance a director from his responsibility towards it due to a breach of the duty of care in distribution.

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33.2	The Company may indemnify an office holder retroactively for an obligation or expense as set forth in Articles 33.2.1, 33.2.3 and 33.2.3 herein imposed upon him due to an act performed in his capacity as an office holder in the Company:

33.2.1	A financial obligation imposed on him in favor of another person pursuant to a court judgment, including a court judgment issued as part of a settlement or an arbitrator's decision that was approved by the court;

33.2.2	Reasonable litigation costs, including legal fees incurred by the office holder for an investigation or proceeding conducted against him by the authority competent to conduct an investigation or proceeding, which concluded without an indictment filed against him and without being charged any monetary obligation in lieu of a criminal proceeding, or which concluded without an indictment filed against him but with the imposition of a monetary obligation in lieu of a criminal proceeding for an offense that did not require criminal intent; in this Article – the conclusion of a proceeding without the filing of an indictment in a matter where a criminal investigation was opened – means the closing of the case pursuant to section 62 of the Criminal Procedure [Consolidated Version] Law, 5742 – 1982 (in this sub Article – Criminal Procedure Law) or following proceedings by the Attorney General pursuant to section 231 of the Criminal Procedure Law; "Monetary Obligation in Lieu of a Criminal Proceeding" – a monetary obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746 – 1985, a fine for an offense established as a finable offense pursuant to the provisions of the Criminal Procedure Law, monetary or financial sanctions;

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33.2.3	Reasonable litigation expenses, including legal fees, incurred by an officer or for which he was held accountable by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment in which he was acquitted, or a criminal indictment in which he was convicted of an offense that did not require criminal intent.

33.3	The Company may commit in advance to indemnify an office holder for obligations or costs as set forth in Article 33.2 above, in each of the following (in these Articles – "Commitment to Indemnify") –

33.3.1	As set forth in Article 33.2.1, provided that the commitment to indemnify is limited to those types of events that in the opinion of the Board of Directors were foreseeable at the time such commitment to indemnify is given and to a sum that the Board of Directors determines is reasonable under the circumstances, and that in the commitment to indemnify the incidents which the Board believes are foreseeable in light of the actual operations of the Company at the time of the issuance of the commitment and the amount or the guidelines which the Board determined that are reasonable in the situation are specified.

33.3.2	As set forth in Article 33.2.2 or 33.2.3.

33.4	The Company may enter into a contract to insure the liability of an office holder of the Company for an obligation imposed on him following an act made in his capacity as an office holder of the Company, in each of the following –

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33.4.1	Breach of a duty of care towards the Company or another person;

33.4.2	A breach of a fiduciary duty towards the Company, provided that the office holder acted in good faith and had reasonable grounds to assume that the act would not harm the welfare of the Company;

33.4.3	A financial duty imposed on him in favor of another person.

33.5	Articles 33.1 to 33.4 shall not apply in each of the following instances –

33.5.1	A breach of a fiduciary duty, other than for indemnification and insurance for a breach of fiduciary duty as set forth in Article 33.4.2 above;

33.5.2	A beach of the duty of care that was done intentionally or recklessly unless done negligently only;

33.5.3	An act with the intent of producing unlawful personal gain;

33.5.4	A fine or sanction imposed on an office holder.

33.6	Decisions about giving an exemption, insurance, indemnification or a commitment to indemnify a director and/or officer who is not a director shall be adopted pursuant to relevant law.

34.	Internal Auditor
34.1	The Board of Directors of the Company shall appoint an internal auditor in accordance with a recommendation of the audit committee. A person shall not serve as an internal auditor of the Company if he is an interest holder of the Company, an office holder of the Company, a relative of any of the foregoing, or the auditor or a representative thereof.

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34.2	The Board of Directors shall establish which office holder shall be the organizational supervisor of the internal auditor, and in the absence of any such determination, it shall be the chairman of the Board of Directors.

34.3	The internal audit plan to be prepared by the auditor shall be submitted for approval of the audit committee, nonetheless, the Board of Directors may establish that the plan be submitted for the approval of the Board.

35.	Auditor
35.1	The annual meeting shall appoint an auditor for the Company. The auditor shall function in his capacity until the end of the following general meeting, or for a longer period as will be determined by the annual meeting, provided that the term of service shall not extend beyond the end of the third consecutive annual meeting following the one in which he was appointed.

35.2	Remuneration of the auditor for his auditing activity shall be established by the Board of Directors. The Board of Directors shall make known the salary of the auditor and the terms of his contract, including payments and obligations of the Company to him, to the annual meeting.

36.	Signatory Rights of the Company
36.1	The signatory rights of the Company shall be determined from time to time by the Board of Directors of the Company.

36.2	The person signing on behalf of the Company shall do so together with the Company seal or its printed name.

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37.	Dividends and Bonus Shares
37.1	A decision by the Company to distribute a dividend and/or to distribute bonus shares shall be adopted by the Board of Directors of the Company. The Board of Directors may decide that the dividend will be paid, in whole or in part, in cash or distribution in kind, including in securities or in any other manner, in accordance with its judgment.

37.2	Shareholders entitled to a dividend are those who are shareholders at the time of the resolution of the dividend or a later date if another date is established in the resolution to distribute dividends.

37.3	If the Board of Directors has not determined otherwise, a dividend may be paid by check or payment order by dispatch by mail to the official address of the shareholder or the person entitled to it, or in the event of joint registered owners of a share to the person whose name appears first in the Shareholder Register in respect to the joint ownership. Any such check shall be made out to the person to whom it is sent. A receipt by a person who on the date of the announcement of the dividend is registered in the Shareholder Register as the owner of any share or, in the case of joint ownership, of one of the joint owners, shall serve as confirmation regarding all the payments made in respect to said share for which the receipt was issued.

37.4	For the purposes of implementing any decision pursuant to the provisions of this Article, the Board of Directors may settle as it sees fit any difficulty that may arise in respect to the distribution of dividends and/or bonus shares, including making a determination of the value for the purposes of such distribution of specific assets and to decide that payments in cash will be made to members on the basis of the value that was determined, to establish provisions in respect to fractional shares or in respect to non payment of small amounts.

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38.	Company Documents
38.1	The shareholders have the right to inspect the documents of the Company as set forth in clause 184 of the Companies Law, if the conditions established for doing so are met.

38.2	Without derogating from the provisions of Article 38.1 above, the Board of Directors may, in its discretion, decide to grant a right of inspection of the Company documents, or any part of them, including to all or several of the shareholders, as it deems fit, in its discretion.

38.3	Shareholders shall not have a right to inspect Company documents or any part of them, unless they have been granted such right by statute or by these Articles, or if they are permitted to do so by the Board of Directors as stated in Article 38.2 above.

38.4	Subject to the provisions of all laws, any book, account book or register which the Company must maintain, by law or by these Articles, shall be maintained by technical, mechanical or other means, as decided by the Board.

39.	Redeemable Securities
The Company may, subject to relevant law, issue redeemable securities under such terms as established by the Board of Directors, provided that the general meeting will approve the recommendation of the Board of Directors and the terms that were established.

40.	Donations
The Company may donate a reasonable sum of money to a cause that the Board of Directors deems a suitable cause, even if the donation is not part of the business considerations for generating profit for the Company.

41.	Books
41.1	The Company shall keep account books and prepare financial statements pursuant to the Securities Law and any other relevant law.

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41.2	Account books shall be held in the office or another place deemed satisfactory by the Board of Directors and shall always be open for inspection by the directors.

42.	Change of the Articles of Association
42.1	The Company may change these Articles, by a resolution adopted by the general meeting by a regular majority of shareholders present at the general meeting who are entitled to vote and who vote, all subject to the provisions of the Companies Law.

42.2	Subject to the provisions of the Companies Law, changes to these Articles are valid from the date a resolution of such is adopted by the Company or from a later date as established by such resolution.

43.	Notices
43.1	Subject to applicable law, a notice or any other document that the Company sends and which it is entitled or required to deliver under these Articles and/or the Companies Law, shall be delivered by the Company to any person, whether in person, or by dispatch by mail by a letter addressed according to the recorded address of the shareholder in the Shareholder Register or according to the address that the shareholder specified in writing to the Company as an address for the delivery of notices or other documents, whether by electronic mail that the recipient provided or by dispatch by facsimile at a number that the shareholder specified as a number for delivering notices by fax. Notice to all the shareholders of the Company shall be made by publication in two daily newspapers in Israel. The date of publication of the notice in the newspaper shall be deemed as the delivery date of the notice to all the shareholders.

43.2	All notices that must be given to the shareholders shall be given, in respect to shares under joint ownership, to the person whose name is first mentioned in the Shareholder Register as the owner of the share, and any notice sent in this manner shall be sufficient notice to all the owners of that share.

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43.3	Any notice or other document that is sent will be deemed as having arrived at its destination within 3 business days - if sent by registered mail and/or by regular mail in Israel, and if hand delivered or sent by fax, then it shall be deemed as having arrived at its destination the first business day after the receipt thereof. To prove delivery, it is sufficient to demonstrate that the letter that was sent by mail containing the notice or the document addressed to the correct address and delivered to a postal office was stamped or a stamped registered letter, and in respect to a facsimile, it is sufficient to produce a confirmation of dispatch from the sending device.

43.4	Any registration effected in a regular manner in the Company register shall be deemed as prima facie proof of its dispatch as recorded in that register.

43.5	If a need arises to provide a specific number of days of advance notice or a notice that will be in force for a specific period, the delivery date shall be counted as part of the number of days or period.

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